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                       August 3, 2022

       Robert Andersen
       Chief Financial Officer
       Xperi Holding Corporation
       3025 Orchard Parkway
       San Jose, California 95134

                                                        Re: Xperi Holding
Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-39304

       Dear Mr. Andersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing